Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 2, 2024 (except for the eleventh paragraph of Note 1, as to which the date is October 21, 2024), in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-282469) and related Prospectus of Septerna, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Mateo, California

October 24, 2024